TEDOM
TEDOM
TEDOM
TEDOM

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT is among the following parties:

EuroSite Power Limited, with its principal place of business at Suite E1, Fernbank House, Tytherington Business Park, Macclesfield SK10 2XA United Kingdom ("EuroSite").

TEDOM a.s., a corporation organized under the laws of the Czech Republic, with a principal place of business at Výčapy 195 674 01 Třebíč Czech Republic ("TEDOM")

RECITALS:

A. EuroSite is a company created under the Laws of England and Wales that specializes in providing On-Site Utilities for its customers at no upfront cost. EuroSite desires to obtain more customers and expand its market.

B. TEDOM is a Czech Republic cogeneration company that specializes in selling, manufacturing, installing, maintaining its unique cogeneration equipment in the European Union and other markets. TEDOM desires to sell more equipment by having a third party energy provider, such as EuroSite, pay for its customer's equipment, installation and maintenance costs using the On-Site Utility model.

C. The Parties desire to form this Agreement with the purpose of; (1) providing TEDOM and/or its Affiliates and/or its Dealers with a financial solution to Customers that can't afford its Products; and (2) giving EuroSite the sole and exclusive right of first refusal to be the On-Site Utility provider to potential On-Site Utility Customers of TEDOM and/or its Affiliates and/or its Dealers in the Territory.

In consideration for the mutual promises contained in this Agreement, the parties hereby agree as follows:

1. Defined Terms. The following terms shall have the following meanings:

1.1. "*Agreement*" means this Collaboration Agreement and includes all amendments, exhibits, and appendixes.

1.2. "*Affiliate*" means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings. To clarify, a Czech Republic company ČEZ Energo, s.r.o., Karolinská 661/4, 186 00 Praha 8 – Karlín, is not considered TEDOM´s Affiliate for purposes of this Agreement.

1.3. "Conjidential lnformation" shall mean, any information received by one Party from the other Party and/or any information of a Party to which the other Party otherwise has access in connection with the negotiation or performance of this Agreement, including, without limitation; (a) the names of all past, present, and prospective Customers, including all records regarding Products sold or supplied to them; (b) the names of all past, present and prospective employees of such Party; (c) the Party's past, present, and prospective systems, trade secrets, methods and procedures used in operation of such Party's business; (d) any other oral, written electronic and/or recorded information of any Party's business, products, financial condition, operations, assets or liabilities; (e) any documentary information that is marked "confidential", "private", "Secret", "ln Confidence" or "Not to be Disclosed"; (f) all notes, analysis, summaries compilations, studies projections, forecasts budgets, price list or records of any Party that is marked confidential or which by its nature is confidential; and (g) all research projects, works in process, future developments, engineering, manufacturing, marketing, business plans, future products, sales, suppliers, investors and business partners. 1.4. "Dealer" shall mean Product dealers of TEDOM that seli Product to Customers In the Territory, TEDOM's Product installers, and TEDOM's Product maintainers and/or repairers. 1.5. "lntellectual Property" shall mean all United States and foreign intellectual property and other legally enforceable proprietary rights contained in and/or related to the Products, including (a) patents, patent applications (including United States provisional applications and PCT applications), patent disclosures and inventions and discoveries which may be patentable and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, service names and corporate names, (c) copyrights, and (d) trade secrets, know-how, manufacturing and production processes and techniques, secret formulas. 1.6. "Law" means all applicable statutes, acts, rules, regulations and by-laws current with all amendments and replacing laws. 1.7. "Merchantable" means saleable in the Territory under its product description at its market price or, if applicable, fit for its specific purpose. 1.8. "Party" is TEDOM or EuroSite, singularly or as any combination, "Parties". 1.9. "On-Site Utility" means any self-financed, long-term power purchase agreement and/or project, or other similar third party financed solution where in exchange for the installation ofthe Product, maintenance of the Product, and purchase of the Product, or some combination of the aforementioned financing, the Customer enters into a long-term agreement with a third party energy provider and the third party energy provider bills the Customer for the energy produced by the Product. 1.10. "On-Site Utility Customer" means any Person who shows interest in utilizing a Product as an On-Site Utility or any Person that executes an On Site Utility agreement with EuroSite. 1.11. "Person" includes anybody that is recognized by Law in the Territory whether it .be a natural person, an entity or corporation. 1.12. "Products" means the TEDOM Cento combined heat and power units. cd7

1.13. "*Sales Lead*" means written evidence of an On-Site Utility Customer, including the Customer's contact information.

1.14. "*Term*" means the period commencing after this Agreement becomes effective until this Agreement is terminated by either Party during that period or the Agreement expires. The Term also includes all extensions of the Term and all other periods such as the Parties may agree in writing.

1.15. "*Territory* means EU-28 plus Turkey (excluding the Czech Republic and the Slovak Republic).

1.16. "*Year*" means calendar year or period of 12 months.

2. Term. Term of this Agreement shall initially be 2 years. Both Parties have to agree on 1-year renewal in writing before the expiration of the Term.

3. TEDOM and/or its Affiliate's Contributions:

3.1. TEDOM hereby grants EuroSite a sole and exclusive right of first refusal to any On-Site Utility Customer that TEDOM or Affiliates become aware of in Territory where TEDOM officially introduced EuroSite to a Dealer or its Affiliate. TEDOM or Affiliates shall therefore within 15 days of becoming aware of an On-Site Utility Customer send the Sales Lead to EuroSite via email. EuroSite shall be the sole and exclusive owner of such a right of first refusal. TEDOM shall cease immediately and otherwise refrain from any negotiations or discussions with any other party, providing any information to any other party or entertaining or soliciting proposals from, or accepting or entering into any agreement arrangement or understanding with any party (including itself) in relation to any transaction of any kind which would directly or indirectly infringe on EuroSite's sole and exclusive right of first refusal. Within 30 days from receipt of the Sales Lead EuroSite shall send a confirmation email to TEDOM if the sole and exclusive right of first refusal is to be applied to the Sales Lead. For the sake of clarity if EuroSite formally declines to apply its sole and exclusive right of first refusal to the Sales Lead there shall be no obligation on EuroSIte to buy the Product from TEDOM and/or Affiliate and/or Dealer and, if EuroSite does not formally decline the Sales Lead then EuroSite shall be obliged to buy the Product from TEDOM´s Affiliate or Dealer in order to provide the On-Site Utility Customer with Product. EuroSite acknowledges that TEDOM shall not be responsible for negotiation or discussion with Dealers unless specifically agreed otherwise by all Parties and the relevant Dealer.

3.2. Where appropriate, TEDOM and its Affiliates shall use its best efforts to promote EuroSite to its Dealers as its exclusive On-Site Utility provider within the Territory. To clarify, TEDOM is solely responsible for selection of Dealers and Affiliates where EuroSite is to be officially introduced as provider of On-Site Utilities.

3.3. TEDOM shall provide EuroSite with a Uniform Cost within the Territory (excluding the United Kingdom and Republic of Ireland) as defined below:

Dealer's / Affiliate's selling price to EuroSite for TEDOM CHP unit	+	Refund mechanism (from TEDOM)	=	Uniform Cost for EuroSite Power for TEDOM CHP units

Paul [signature]

3.4. EuroSite have agreed that until notified otherwise by TEDOM, Shenton Group are the Dealer for the United Kingdom and Republic of Ireland and that this Agreement shall not constitute appointment of EuroSite as a Dealer.

3.5. EuroSite agree that Uniform Cost defined in clause 3.3 shall not be applied to any On-Site Utility within the United Kingdom and Republic of Ireland.

3.6. TEDOM and/or its Affiliates shall provide EuroSite with design services and installation services for any On-Site Utility only if it´s commercial reasonable.

3.7. TEDOM and/or its Affiliates shall provide maintenance services for any On-Site Utility only if it´s commercial reasonable and according to the actual price list of TEDOM.

3.8. TEDOM and/or its Affiliates shall provide the services defined in clauses 3.6 and 3.7 only in Territories where TEDOM itself is located or where TEDOM´s Affiliates are established. In other territories these services are provided by TEDOM´s Dealers. EuroSite shall agree on provision of these services with Dealers.

3.9. TEDOM and/or its Affiliates shall, where appropriate encourage its Dealers within the Territory to offer the services defined in clause 3.6 and, where a Dealer is also certified by TEDOM the services defined in clause 3.7 to EuroSite for any identified Sales Leads. To clarify EuroSite will be under no obligation to purchase these services from a Dealer, however EuroSite is obliged to use only certified Dealers for service and maintenance of Products if warranty for Products is required by EuroSite.

3.10. TEDOM and/or its Affiliates shall provide, if requested by EuroSite information and data about the market for CHP products, competitors and utility tariffs in the Territory to the extent known to TEDOM and/or its Affiliates.

3.11. TEDOM and/or its Affiliates shall provide, if requested by EuroSite information on Government or regulatory requirements, Government or regulatory support and incentives in the Territory to the extent known to TEDOM and/or its Affiliates.

3.12. TEDOM and/or its Affiliates shall use its best efforts to select and manage its Dealers in accordance with any agreements it may have in place with its Dealers from time to time.

3.13. TEDOM and/or its Affiliates shall support its Dealers in accordance with any obligations set out within any Dealer agreement it may have in place with its Dealers from time to time.

3.14. TEDOM and/or its Affiliates shall provide EuroSite with any reasonable support it may need and request to help promote or sell its On Site Utility to Dealers and/or On-Site Utility Customers.

3.15. TEDOM and/or its Affiliates shall provide On-Site Utility Customers with local support to the extent known to TEDOM and/or its Affiliates when requested however EuroSite is deemed the sole Party with complete knowledge of On-Site Utility. Such support may include, but not be limited to billing or invoicing queries, technical queries and regulatory support. Where the support is considered by both parties to be more than trivial such support shall be provided according to a commercial reasonable price.

3.16. TEDOM shall provide its Dealers with warranty for its Products as stated in the attached General Business Terms and Conditions.

3.17. TEDOM shall ensure the Products comply with all relevant and commercially relevant standards for the Product, power generation and utility interconnection Law in the Territory where the Product is being installed, however the validity of these standards is guaranteed at the moment of dispatch of Products from TEDOM factory.

3.18. TEDOM shall promptly inform EuroSite of all changes in the performance of the Products and changes in their market strategy.

4. EuroSite Contributions to TEDOM and/or its Affiliates and/or its Dealers

4.1. On-Site Utility marketing material in both English and local languages.

4.2. EuroSite's On-Site Utility form of contract amended as necessary to reflect local Law and language.

4.3. An On-Site Utility assessment tool.

4.4. Funding for all contracted On-Site Utility Projects where credit approval has been provided by one of EuroSite's panel of funders. EuroSite shall not refuse funding On-Site Utility Project once credit approval has been provided. Such refusal shall mean a serious breach of this contract. To clarify such refusal from one of EuroSite´s panel of funders is not in contradiction to fulfilment of EuroSite´s obligations defined in clause 3.1.

4.5. In addition to its obligations set out in the On Site Utility Agremeent, EuroSite shall provide any On-Site Utility Customer that it signs an On-Site Utility agreement with:

4.5.1. Remote telemetry system and reporting.

4.5.2. Operational management of the Product.

4.5.3. Project billing and credit control.

4.6 Both Parties shall not act against the lawful interests, reputation and goodwill of the other Party. Such actions shall mean a serious breach of this contract.

5. Termination.

5.1. During the first year of the Term, either Party may terminate this Agreement for any reason at any time.

5.2. After the first year of the Term, either Party may terminate this Agreement for any reason upon 3 months written notice.

5.3. Either Party may terminate this contract if the other Party seriously breaches this contract upon 7 days written notice.

6. Independent Contractors 6.1. The Parties are independent contractors to each other. It is understood and promised that nothing in this Agreement creates a new entity, association, partnership, employee, employer, or agency relationship. It is the intent of both Parties that this Agreement not create any kind of relationship that involves the sharing ofprofits or losses. 6.2. The Parties understand and agree that they have no authority (and shall not hold themselves out as having authority) to bind each other and you shall not make any agreements or representations on the other's behalfwithout the other's prior written consent. 7. Non-disparagement. The Parties shall not make disparaging remarks about each other or publish negative commentary on each other. 8. Non-defacement. The Parties shall not intentionally deface, obscure or remove from any of the Products or any written materials any lntellectual Property. 9. Non-solicitation. No Party may solicit for employment any other Parties' employee. 10. Costs. Each Party shall pay for its own costs in the carrying out its obligations under this Agreement. 11. Confidentiality. 11.1. The Parties acknowledges that during the term of this Agreement, they will have access to and become acquainted with Confidential lnformation. In addition, each Party acknowledges that: (i) the other Parties have invested, and continue to invest, substantial time, expense and specialized knowledge in developing its Confidential lnformation; (ii) the Confidential lnformation provides its owner with a competitive advantage over others in the marketplace; and (iii) the owner of the Confidential lnformation would be irreparably harmed if the Confidential lnformation were disclosed to competitors or made available to the public. No Party shall, directly or indirectly, disclose or use at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Party is or becomes aware. Each Party in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. 11.2. Nothing contained in Section II shall prevent any Party from disclosing Confidential lnformation: (i) upon the order of :;mycourt or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Party; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to such Party's Representatives who, in the reasonable judgment of such Party, need to know such Confidential lnformation and agree to be bound by the provisions of this Section 9 as if a Party. 11.3. The restrictions of Section II shall not apply to Confidential lnformation that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Party in violation of this Agreement; (ii) is or has been independently developed or conceived by such Party without use of Confident1al lnformation; or (iii) becomes available to such Party or any of its Representatives on a non-

confidential basis from a source other than the Company, the other Party or any of their respective Representatives, provided, that such source is not known by the receiving Party to be bound by a confidentiality agreement. 11.4. The obligations of each Party under this Section 8 shall survive (i) the termination or expiration of this Agreement or the assignment ofthis Agreement. 11.5. As an exception to this Section 8, each Party shall be able to issue mutually agreed upon press releases once this Agreement is executed. 12. TEDOM represents and warrants that: 12.1. it is a corporation duly organized, validly existing and in good standing under the laws of the Czech Republic; 12.2. it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes ofthis Agreement; 12.3. it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder; 12.4. the execution, delivery and performance of this Agreement by TEDOM will not violate, conflict with, require consent under or result in any breach or default under (i) any of TEDOM's organizational documents (including its certificate of incorporation and by-laws); (ii) any applicable Law; or (iii) the provisions of any material contract or agreement to which TEDOM is a party or to which any of its material assets are bound; and 12.5. it has all of the requisite resources, skill, experience and qualifications to perform all of the services under trus Agreement in a professional and workmanlike manner, in accordance with commercially reasonable industry standards for similar services; and all Products, and their packaging, supplied under the terms ofthis Agreement, shall be fit and Merchantable at the time of delivery. 13. EuroSite represents and warrants that: 13.1. it is a corporation duly organized, validly existing and in good standing under the Laws of England and Wales; 13.2. it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes ofthis Agreement; 13.3. it has the full right, corporate power and authority to enter into trus Agreement and to perform its obligations hereunder; 13.4. the execution, delivery and performance of this Agreement by EuroSite will not violate, conflict with, require consent under or result in any breach or default under (i) any of EuroSite's organizational documents (including its certificate of incorporation and by-laws); (ii) any applicable Law; or (iii) the provisions of any material contract or agreement to which EuroSite is a party or to which any of its material assets are bound; and 13.5. it has all of the requisite resources, skill, experience and qualifications to perform all of the services under this Agreement in a professional and workmanlike manner, in accordance with commercially reasonable industry standards for similar services, including experience in managing On-Site Utilities. 14. Indemnification. Each party (an "Indemnifying Party") agrees to defend, indemnify, and hold the other party (the "Indemnified Parties") harmless from any claim or cause of action (whether threatened or actual) by a third party against an Indemnified Party arising from a breach by an Indemnifying Party of this Agreement

("Claim"), provided that each party shall notify the others in writing of any Claim promptly after leaming of it. The Indemnifying Party shall defend against such Claim at its expense. 15. Miscellaneous. 15.1. Notices. All notices, requests and other communications called for by this Agreement shall be given by known working email or fax number, confirmed in the case of material communications by concurrent written notice sent by a recognized intemally recognized delivery servi ce to the addresses listed above. 15.2. Entire Agreement. This Agreement and all related Exhibits constitute the entire agreement of the parties with respect to the subject matter of this Agreement and all related Exhibits. This Agreement supersedes all prior contemporaneous understandings, agreements, and representations and warranties, both written and oral with respect to the subject matter by or among the parties. In the event of any inconsistency between the statements in the body of this Agreement and related Exhibits, the statement in the body of this Agreement shall control. 15.3. Amendment. No amendment to this Agreement will be binding unless it is in writing, identified as an amendment to this Agreement and signed by all parties to this Agreement. 15.4. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shal! any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, 15.5. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. 15.6. Assignment. No party may not assign any rights or obligations under this Agreement without the prior written approval of the other parties. A change in ownership or control of a party, or a merger of a party with another entity, shal! not be deemed to constitute such an assignment. 15.7. Goveming Law. This Agreement and al! matters arising out of or relating to this Agreement shal! be governed by and construed in accordance with the Law of Austria. Al! disputes or claims arising out of or in connection with this Agreement including disputes relating to its validity, breach, termination or nullity shall be finally settled under the Rules of Arbitration of the lntemational Arbitral Centre of the Austrian Federal Economic Chamber in Vienna (Vienna Rules) by one or three arbitrators appointed in accordance with the said Rules. 15.8. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation ofthis Agreement. 15.9. Counterparts. This Agreement may be executed in two counterparts, each ofwhich shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy ofthis Agreement. 15.10. Inseparable part ofthis Agreement are General Business Terms and Conditions.řrev, 1/16) which are enclosed as Annex No.l ofthis Agreement. General Business Terms and Conditions are binding for both Parties.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth above.

TEDOM, a.s.

Signature____________________________
Name: JOSEF JELECEK
Title: MANAGING DIRECTOR
Date: 29/03/2016

EuroSite Power Limited

Signature____________________________
Name: Paul Hamblyn
Title: Managing Director
Date: 29 March 2016

TEDOM
Annex No.1 - General Business Terms and Conditions

GENERAL BUSINESS TERMS AND CONDITIONS Rev. 1/16

A. PREAMBLE

These General Business Terms and Conditions (hereinafter "**GBTC**") regulate the relationships when goods and services are delivered between TEDOM a.s., residing at Výčapy 195, 674 01 Třebíč, CIN: 28466021, Incorporated in the Commercial Register maintained by the Regional Court in Brno, Section B, File No. 6260 (hereinafter **TEDOM**), **and customer**. If a separate contract is entered into the provisions of this contract it has precedence over the GBTC. The rights and obligations of the contractual parties that are not regulated in the contract or GBTC are subject to the Act No. 89/2012 Coll. (Civil Code).

B. DEFINITIONS

In these GBTC the used terms have the following meanings:

1. **End user** – owner or user of the subject-matter of performance
2. **Qualified operator** – a person that is psychically and mentally competent to have mastered operation of the supplied technology if operation is required.
3. **Subject-matter of performance** – delivery of the goods, services, subject-matter of a contract
4. **Contract** - a written contract of work, contract of sale or another named or unnamed contract or agreement entered into between TEDOM and customer, including all its written annexes and subcontracts.
5. **Standard fuel** – a fuel that is commonly available in the market, generally known, certified, and is of a consistent composition
6. **TEDOM** – refers to, among others, to the producer, contractor, seller, etc. The same applies for the partner of TEDOM a.s. that performs works on /the behalf of TEDOM.
7. **Tests** – if arranged for –is a trial run or, alternatively, functional tests of protections or individual technological junctions, demonstration of technical parameters, and so on.
8. **Third party** – natural person or legal entity that is neither customer, nor a part of any supplier chain from the Customer to the end user, and nor the expected End User at the time when the contract is being entered into
9. **GBTC** – General Business Terms and Conditions
10. **Product** – CHP unit, heat pump, gas treatment unit, motor generating set, engine, or, if appropriate, other equipment/goods, etc.
11. **Customer** – the other party, client, purchaser, consumer, recipient of services, etc.

C. INFORMATION ON PRODUCTS, DRAWINGS AND TECHNICAL DOCUMENTS

1. All the data on weight, dimensions, output parameters, prices, and other information given in the catalogue sheets and price lists, either in electronic or another form are for reference, and they are binding only if it is exclusively specified in the contract or its annexes or subcontracts.
2. All the drawings and technical documents that were transferred by one party to the other party before or after the contract has been entered into, remain the exclusive intellectual property of TEDOM and can be used only for such purpose which they were furnished for, that is, for a project, approval, transport, assembly, commissioning, and maintenance.
3. Without the TEDOM's consent, the other party must not use these documents except for the document specified above, make any copies, reproductions, or hand them over to any third party. TEDOM will instruct the subcontractor about the protection of intellectual according to this part of GBTC.

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Annex No.1 - General Business Terms and Conditions

D. PRICE OF THE SUBJECT-MATTER OF PERFORMANCE

1. The information about prices published by TEDOM in a form of catalogues or price lists accessible to public, as well as the oral and phone information on prices of the Subject-Matter of Performance are for reference only, not binding for TEDOM, and unenforceable by the other party. TEDOM reserves the right to their changes.
2. The customer is entitled to request an obligatory quotation (hereinafter the "quotation") to specify the price and specifications of the Subject-Matter of Performance. If not stated otherwise, such quotation is valid for 30 calendar days since its date of issue.
3. If not stated otherwise, the price specified in the quotation does not contain any associated services. The requirement for associated services must be stated explicitly in the quotation.

E. ENTERING INTO CONTRACT

1. The Subject-Matter of Performance is exactly defined by the participants in a form of a written contract or mutually confirmed and ratified order or, if necessary, further documentation if developed to the order or written contract.
2. The order must contain the following basic essentials:
   - *complete address of contractor or consumer, including CIN and TIN*
   - *Product type- Project name*
   - *quantities, price/item, aggregate price*
   - *delivery conditions and deadline*
   - *payment conditions*
   - *scope of delivery*
   - *signature date, signature and stamp of both contractual parties*
3. *If the customer revokes the signed order or withdraws from the contractual relationship for any other reasons, TEDOM is entitled to invoice the real costs incurred by the order revocation, amounting as minimum to 10 % of the price of the Subject-Matter of Performance or 100,000CZK depending on which amount is higher.*

F. CUSTOMER'S JOINT EFFICIENCY

It is the customer's duty to provide TEDOM with the necessary joint efficiency and interaction while carrying out the obligations specified by TEDOM in the contract or resulting there from allowing TEDOM by doing so to comply with the contract properly.

The customer is namely obliged to assure compliance with the conditions below:

1. Transfer all the necessary information for production and implementation by the deadlines as specified in the contract. If these deadlines are not specified in the contract, the transfer must be carried out no later than within 14 days from the time the contract or subcontract has been entered into. If the customer fails to do so, the delivery date will be postponed accordingly.
2. If other than standard fuel is used, the necessary information about fuel (gas analysis, ...) must be provided at one's own expense.
3. When installing the Subject-Matter of Performance - if ensured by TEDOM – the area for installation of the Subject-Matter of Performance will be empty, clean, and free from any objects that may hinder the handling of TEDOM's delivery or limit the movement of the installation team. Further works that may limit or endanger the TEDOM's workers or compromise in any manner installation of the Subject-Matter of Performance will not be carried out at the installation site.
4. Before commissioning of the Subject-Matter of Performance is initiated, if the installation is not assured by TEDOM, the customer shall report the preliminary work within a minimum of 5 working days before commissioning is initiated (the Subject-Matter of Performance installed, connected to all the circuits and media). Further works that may limit or endanger the TEDOM's workers or compromise in any manner commissioning of the Subject-Matter of Performance will not be carried out in the installation site of the Subject-Matter of

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Annex No.1 - General Business Terms and Conditions

Performance during commissioning. Also hindrance-free access shall be provided to the installation site both for workers and the necessary technical equipment.

5. The workers of TEDOM must have the opportunity to initiate the works at customer's site or in another performance site as agreed upon in harmony with the time schedule. If communicated by TEDOM to the customer at least 3 days before the works are started, the workers of TEDOM must be able to carry out the installation outside of common working hours or on bank holidays.

6. Before commencing the works, customer must inform TEDOM in writing about all its safety and other regulations (care for the environment, quality,…) that must be adhered to by the workers of TEDOM. It is the customer's duty to provide the workers of TEDOM with a healthy and safe work environment that corresponds to the legal standards applicable in the Czech Republic.

7. The customer shall provide TEDOM with a storage area on premises secured against theft or damage of the stored goods free of charge.

8. The customer shall hand the installation site of the Subject-Matter of Performance over to TEDOM in protocol with precise and complete marking of all the underground cables and services. The access to the installation site of the Subject-Matter of Performance must be suitable for the transport of things and equipment.

9. When asked to do so, the customer shall make the premises accessible where the Subject-Matter of Performance is or will be placed during installation and service works for TEDOM or the staff ensuring compliance with the works for TEDOM.

10. It is the customer's duty to provide joint efficiency while performing the contract, especially to furnish at the customer's expenses the service media (gas, fuel, fluids, etc.) necessary to fill and operate the equipment and the energies to power the tools of installation team during installation of the Subject-Matter of Performance.

11. If a trial run, functional tests of protections, or demonstration of the guaranteed parameters, and so on, are agreed upon in the contract– it is the customer's duty to assure presence of the future qualified operator of the equipment who is obliged to receive training.

12. If the appointed operator of the Subject-Matter of Performance fails to attend the training for the Subject-Matter of Performance operators when called to do so, or if such operator lacks the necessary qualification to operate the Subject-Matter of Performance, this training shall be provided at an alternate date as arranged by both parties for a fee.

13. Provided a safe operation is not compromised by fundamental defects or outstanding works and the trial run has been completed successfully, TEDOM shall issue a Handover Certificate that must be confirmed with the customer's signature.

G. PUTTING THE SUBJECT-MATTER OF PERFORMANCE INTO OPERATION, TESTS, TRANSFER, AND TAKEOVER

If required in the contract, TEDOM shall perform the specified tests of the Subject-Matter of Performance the successful completion of which is a prerequisite for the Subject-Matter of Performance transfer and takeover.

1. TEDOM shall propose in writing the date of such tests in harmony with the contract providing the customer with reasonable time to prepare for and participate in the tests.

2. It is the customer's duty to supply the electric energy, fuels, water, other media and materials necessary for the Tests to be performed free of charge.

3. The customer or end-user shall bear the costs associated with participation of its workers in the tests.

4. If the customer fails to comply with any of its duties above rendering transfer and takeover of the Subject-Matter of Performance impossible, such transfer and takeover of the Subject-Matter of Performance are considered successful on the date scheduled for them by the Producer, however, no earlier than allowed by the Contract.

5. Should no other technical requirements be negotiated, the tests are to be carried out in conformity with the generally binding legal regulations and internal guidelines of TEDOM.

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Annex No. 1 - General Business Terms and Conditions

6. TEDOM shall issue the report of the performed tests and send it to the customer. If the customer does not participate in the tests even after the customer was informed of the date of the tests in proper manner, the report of the performed tests is considered bilaterally agreed and approved.
7. If the tests prove any defects in the Subject-Matter of Performance that impede use of the Subject-Matter of Performance for the intended purpose or its safe operation or failure to comply with the guaranteed parameters, it is TEDOM's duty to rectify such defects without unreasonable delay. In this case, the customer has the right to require that the tests are repeated to prove such defects have been rectified or that the parameters are in compliance.
8. The Subject-Matter of Performance is performed and completed properly:
   a. If all the negotiated tests were carried out successfully, their performance is considered successful according to the point 4 and 6.
   b. If performance of the tests was not agreed upon - TEDOM shall send a written notice to the customer that the Subject-Matter of Performance was completed free of any defects that would impede use of the Subject-Matter of Performance for the intended purpose or its safe operation and that the Subject-Matter of Performance meets the guaranteed parameters.
   c. Even performance with minute defects and outstanding works that do not impede safe use of the Subject-Matter of Performance for the intended purpose are considered a proper performance and completion of the Subject-Matter of Performance.
   d. Neither the customer nor the end-user nor the third party is authorized to use or operate the Subject-Matter of Performance or any of its parts before transfer or takeover of the Subject-Matter of Performance. If the customer uses or operates the Subject-Matter of Performance without the written consent of TEDOM, the customer considers the Subject-Matter of Performance to be properly performed and completed, and TEDOM is thus relieved of its responsibility for warranty and duty to execute transfer and takeover the Subject-Matter of Performance.
9. Witnesses of the transfer and takeover of the finished Subject-Matter of Performance the parties shall sign the Handover Documents confirming the handover and takeover of the Subject-Matter of Performance. The Handover Documents include a list of relevant minute defects and outstanding works with specified agreed dates of their elimination. The signature date of the Handover Documents has no influence on the passage of ownership.

I. CHANGES TO THE SUBJECT-MATTER OF PERFORMANCE

During the performance, TEDOM has the right to unilaterally perform such changes to the design of the Subject-Matter of Performance that will not have any influence on compliance to technical parameters, service life and reliability. Should they have any influence, such influence will only improve the properties of the Subject-Matter of Performance.

J. TERMS OF PAYMENT AND DELIVERY

1. If not agreed upon otherwise in the contract or the order, the common terms of payment are as follows:
   - an advance payment amounting to 40% of the price of the Subject-Matter of Performance plus VAT of this invoiced deposit amount in the legal rate due upon the deposit payment invoice with a due date within 14 days from the date the invoice has been delivered.
   - an advance payment amounting to 50% plus VAT of this invoiced deposit amount in the legal rate upon the issued advance deposit payment invoice with a due date within 14 days from the date the invoice has been delivered. The Subject-Matter of Performance under the Contract shall not be delivered until this advance payment invoice is paid. Tax certification clarifying VAT for VAT discount purposes for VAT payers shall be issued for the paid advance payments.
   - the final invoice for 10% of the price of the Subject-Matter of Performance with VAT of the invoiced sum, after the deduction of the payments already made, shall be issued no later than after the signature of the Handover Documents.

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Annex No.1 - General Business Terms and Conditions

2. If the customer fails to sign the handover documents within 30 days of the delivery of the Subject-Matter of Performance, the final invoice shall be issued. The due date of the final invoice payment shall be within 14 days from when the invoice is delivered.
3. The time for TEDOM to comply with its duty to transfer the Subject-Matter of Performance is automatically extended if the customer delays the advance payment, by the same amount of time said payment is delayed.
4. It is the customer's duty to reimburse the parts, components, and spare part ordered by the customer upon individual orders to TEDOM before their dispatch.
5. The customer's default to pay its financial obligations entitles TEDOM to assert the contractual penalty towards the customer amounting to 0.05 % of the amount due for each day of the default. Any delay by the customer to pay its financial obligations resulting from the contract or any other obligation between the customer and TEDOM entitles TEDOM to suspend performance of the contract until the amount due is completely paid. The time of completion is automatically extended by this period of time.
6. If not agreed upon otherwise in the contract, the EXW delivery of the Subject-Matter of Performance means the delivery from the production plant of TEDOM.
7. The Subject-Matter of Performance remains a possession of TEDOM until the purchase price/work price/services is/are paid completely and the exceptions to title have no influence on the transference of the danger of damage to property according to Article L. The customer further undertakes to sell the Subject-Matter of Performance/Product in the business relations to allow TEDOM to surrender a claim from further sales, including all the additional rights, amounting to the sum charged by TEDOM any time after its origin. The transfers of a right as security or mortgage transfers are inadmissible.

K. LEGAL REGULATIONS AND THEIR AMENDMENTS

1. It is the TEDOM's duty to perform the Subject-Matter of Performance in compliance with the legal regulations and standards applicable in the Czech Republic at the time the contract was entered into.
2. TEDOM shall perform all the changes to the Subject-Matter of Performance that are necessary as a result of the amendments to legal regulations and standards that were made until the Subject-Matter of Performance has been finished. TEDOM shall bear all the costs and other consequences of the changes made to the Subject-Matter of Performance necessitated by the amendments to legal regulations and standards stated in Article 1.
3. If the Parties fail to agree upon the costs and other consequences of the amendments to legal regulations and standards according to the Article 2, the customer shall pay to TEDOM the expediently spent costs for all the work related to the changes until the dispute has been resolved by a court, if applicable.

L. TRANSITION OF DANGER OF DAMAGE TO PROPERTY

The customer bears the danger of damage to property on the Subject-Matter of Performance in the points below:

1. From the time the Subject-Matter of Performance is handed over to the forwarder in case the transport is done by the customer.
2. From the time the Subject-Matter of Performance is handed over to the forwarder in case the transport of the Subject-Matter of Performance to the destination place is negotiated.
3. From the time the Subject-Matter of Performance is delivered to the installation site in case the transport is done by TEDOM.

It is the customer's duty to rectify possible damages or, if appropriate, to ask TEDOM to rectify such damages for a consideration, pay the work, and consider the adequate impact on the contract completion dates.

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TEDOM Annex No.I - General Business Terms and Conditions M. WARRANTY, AND WARRANTY TERMS AND CONDlTlONS Warranty Period and Scope a) By providing warranty TEDOM accepts the commitment that, for the time specified below, the delivered Subject-Matter of Performance will be qualified to be applied for the intended purpose in accordance with the conditions stated in the Technical Specification, Operation and Maintenance Manual, Technical Instructions, Maintenance Schedule, Handbook for Designers, and other binding documents under the Contract. b) The 24-month warranty applies to the Subject-Matter of Performance from its commissioning, however, no longer than 27 months from the dispatch or from the date when readiness for dispatch was reported in case when such dispatch fails to take place in correspondence with the terms of delivery specified in the contract for the reasons not attributable to TEDOM. This warranty period is valid if not stated otherwise in the contract. The date when the product was handed over to the forwarder specified on the delivery note or on another similar transport document is considered to be the dispatch date. c) The warranty validity is conditional upon the operation of the Subject-Matter of Performance in compliance with the parameters ofTechnical Specification, Operation and Maintenance Manual, further in accordance with the requirements ofthe Technical Instructions or, if appropriate, in harmony with further written instructions of TEDOM and execution of the specified tasks according to the Maintenance Schedule. TEDOM assumes no responsibility for the defects caused by the customer by operation and maintenance performed in contradiction to the contract terms and conditions, Technical Specification parameters, Operation and Maintenance Manual, the conditions required in the Technical Instructions, and further written instructions transferred to the customer within the handover documents. d) The Warranty validity is conditional upon putting the Subject-Matter of Performance into operation, performing periodic service works, and rectifying possible defects by the service organization of TEDOM or the TEDOM's authorized service partner if not agreed upon otherwise on mutual basis. The term of periodic service works is a set of works that must be done to the product at regular intervals. The exact description is included in the Operation and Maintenance Manual or in the Maintenance Schedule. These service works are carried out for the reimbursement of labour, travelling fees, and relevant spare parts once the appropriate number of duty hours is reached where the producťs end-user must demonstrably challenge the service organization a minimum of one week ahead to perform the periodic service works. By performing this service in contradiction to this provision the granted warranty becomes null and void. e) TEDOM wams the customer that the products that are included in the Subject-Matter of Performance are not preserved or treated for a long-term storage prior to their dispatch from the production plant of TEDOM. The product is presumed to be commissioned within 90 days from the date of dispatch or from the day when readiness for dispatch is reported (see paragraph b of this Article). If the product fails to be commissioned within the period of 90 days since the dispatch date or from the day when readiness for dispatch was reported, it is imperative that the customer adopts measures for long-term storage of the product - see the Technical Instruction - Preservation, otherwise the customer's title to claim the warranty for the defects associated with a failure to execute such measures becomes null and void. f) TEDOM is responsible for the properties and quality of the Subject-Matter of Performance within the scope of the granted warranty. ln case of further sales or an additional transfer ofthe Subject-Matter of Performance by the customer to a third party, TEDOM is not liable for the defects ofthe Subject-Matter of Performance if such defects are found after the Subject-Matter of Performance has been sold or transferred in any other way, even in case that the customer had wilfully modified the contractual properties and warranty terms and conditions in relation to such third party in a manner differing from the way they are adjusted and negotiated in the Contract with TEDOM. These are namely the following examples: a. Modification to the technical parameters and the actual contract, b. Alteration to the scope of granted warranty, c. Changes to the service conditions. It is the customer's duty to make the third party demonstrably familiar with this fact. In case this provision is breached it is the customer's duty, if challenged to do so in writing, to pay TEDOM a contractual penalty amounting to 10 % of the Subject-Matter of Performance under the contract. GBTC rev. 1/16 6

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Annex No. 1 - General Business Terms and Conditions

g) TEDOM informs the customer that use of a fuel the parameters of which are in contradiction to the data required by TEDOM is a breach of the warranty terms and conditions and such fuel can cause damage to the Subject-Matter of Performance since its very first operation. TEDOM endeavours to prevent possible damages to the product by informing the customer of this fact in ample time.

h) Immediately before the product is put into operation, the gas analysis in the scope required by the Technical Instruction must be submitted to the service organization if the fuel used is not of standard type. This gas analysis must not be older than 14 days, it must be identical to the fuel that really enters the product and it must be in conformity with the "Technical Instruction – Gaseous Fuels". In case of failure to do so, TEDOM has the right to reject commissioning of the Subject-Matter of Performance.

i) In case of mutual agreement, the customer or the end-user can perform certain minute service tasks, for example, replacement of the oil charge. If such tasks are carried out by the customer's / end-user's personnel that was trained by the TEDOM workers, these tasks have no influence on the Warranty validity.

Warranty Limitation

j) TEDOM is not responsible for the defects that were caused by improper installation of the product within the project or by a failure to respect the principles stated in the Handbook for Designers that is a part of the handover documents if the Product's installation was not part of the Subject-Matter of Performance.

k) The failures of product's components and materials caused by improper operation beyond the specified parameters (see the Technical Specification, Technical Instructions, Operation and Maintenance Manual, etc.), in the environment with increased dust load, by operation with insufficient discharge of heat at higher than admissible temperatures, frequent starts, low-quality fuel, various fuel composition, etc., are excluded from the Warranty. Improper operation of the product can influence service life of individual product components and thereby the service life of the whole product.

l) The warranty of the product components, subject to common wear and tear (engine charges, plugs, filters, seals of the circulation pumps, starter, etc.) the life expectancy of which (as defined in the "Maintenance Schedule" document) is lower than the provided warranty period, is limited by this pre-supposed service life with the warranty terms and conditions defined above met and with regard to the operation character.

m) If the product is CHP unit and the warranty scope according to point M. b) is met, the warranty for such CHP unit's engine is limited the following way:

- MWM engine – a maximum of 12 000 motor hours since being put into operation
- Liebherr and MAN engine – 12 months since being put into operation

n) In no event shall TEDOM be liable for any direct, indirect, consequential, incidental, special, or punitive damages or losses of any kind arising under any theory of liability (including tort), including without limitation damages or losses for loss of profits, loss of production or expected savings, business interruption, loss or corruption of business data or information, or other pecuniary loss, even if TEDOM has been advised of the possibility of such damages, arising from contractual relationships between TEDOM and the customer, tort, negligence, breach of warranty, strict liability, or under any other legal theory.

The foregoing limitations, exclusions and disclaimers set forth in these terms shall apply to the maximum extent permitted by applicable law, even if any remedy fails of its essential purpose.

TEDOM and the customer hereby acknowledge that no party shall be considered as a weaker party of mutual relationship pursuant to the provision of § 2898 Act. No. 89/2012 Coll. The Civil Code.

Further Arrangements

o) If the complaint procedure reveals that the complaint is not justified or that the claimed defect is not of warranty nature, the customer or the end-user pays all the costs associated with the defect location and/or elimination.

p) If not agreed upon otherwise, the dismantled parts for which replacements were provided become the property of TEDOM.

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Warranty Termination

q) By the expiry of warranty period

r) As a result of the failure to meet the warranty terms and conditions as specified above

s) By unauthorized removal of the exclusive property plate

In case of warranty termination, TEDOM is not responsible for any defects of the product regardless of whether or not the defect occurred before or after the warranty terms and conditions were breached.

N. FORCE MAJEURE

1. Both Parties are entitled to suspend performance of their duties under the contract for the period of duration of the circumstances that exclude responsibility (hereinafter "force majeure"). Force majeure is considered to be a hindrance that has occurred independently of the will of the party under obligation, preventing such party from fulfilling its obligations, if the party under obligation cannot be reasonably expected to avert or overcome such hindrance or its consequences and, further, that it could not foresee such hindrance when the contract was entered into. It is namely the following cases that are considered a force majeure: strike, epidemics, fire, natural disaster, mobilization, war, riot, seizure of the goods, embargo, prohibited transfer of foreign exchange, accidental electric power consumption control, terrorist attack, and so on.
2. Force majeure excludes the claim to assert contractual penalties against the party afflicted by force majeure. The party alleged as being afflicted by force majeure event must communicate this state of affairs immediately to the other party in writing and adopt all the feasible measures to mitigate the consequences of the contractual obligations in default.
3. If force majeure persists for more than six months both parties are entitled to withdraw from the contract.

O. OTHER COMPENSATION CLAIMS

1. Failure to meet the arrangements on the customer's obligations entitles TEDOM to immediately withdraw from the contract. Withdrawal from the contract has no influence on the duty to pay the contractual penalty.
2. In case the customer withdraws unilaterally from this contract without any reason or for any reason on its part, all the advance deposit payments provided by the customer to TEDOM are considered the contractual penalty that belongs to TEDOM in full.
3. In case TEDOM withdraws unilaterally from this contract for the reason attributable to the customer (non-performance of the contract by the customer that lasts for more than 6 months despite persistent reminders), all the advance deposit payments provided by the customer to TEDOM are considered the contractual penalty that belongs to TEDOM in full.
4. In all the cases when GBTC or the contract were breached and this breach entitles TEDOM to claim the contractual penalty, TEDOM is, aside of this contractual penalty, also entitled to an indemnity to the full extent.
5. The legal relationship between the parties is always governed by the Czech law. The courts of the Czech Republic are competent and have the power to hear and decide the disputes between the parties. The court having local jurisdiction is the general court the district of which covers the residence of TEDOM.
6. TEDOM undertakes to withdraw the Subject-Matter of Performance (in case of the Product) for its disposal once its service life expires.
7. TEDOM is a holder of the ISO 14001 Certificate and TEDOM acts in cooperation with the environmental care requirements according to this standard.
8. It is the TEDOM's duty to collect the package material from the customer or end-user if such material is delivered to the site or plant of the customer or end-user. If the customer fails to comply with this obligation, it is understood that the property rights to both the Subject-Matter of Performance as well as to the package were transferred to the customer and that, at the same time, the customer accepts all the package handling duties that result from the provisions of § 13 section 1 letter b) of the Act No. 477/2001 Coll. on packaging, as amended.

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TEDOM Annex No.I - General Business Terms and Canditians 9. The customer can cede its debt towards TEDOM with the written consent of TEDOM only. If the contract is submitted, TEDOM, as the ceded party rejects that the cessor is released of all of its duties within the scope of the cession towards the ceded party at the moment the ceded contract comes into effect, if not stated otherwise. 10. The customer received the danger of altered circumstances under the provisions of § 1765 section 2 of the civil code. The customer cannot claim cancellation of the contract because of disproportionate shortening under the provision of § 1793 and, consequently, of the civil code. The customer cannot claim invalidity of any clause contained in these GBTC or in the actual contract in conformity with the provisions of § 1800 Section 2 of the civil code. If the contract binds the contractual parties for a period longer than ten years, it is impossible to claim cancellation ofthe obligation more than ten years after such obligation's origin under the provision of § 2000 ofthe civil code. ll. If the contract is entered into in writing it can be completed, amended or terminated in written form only. GBTC rev. 1/16 9

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